Exhibit 3.1
COLE CREDIT OFFICE/INDUSTRIAL TRUST, INC.
AMENDED ARTICLES OF INCORPORATION
THIS IS TO CERTIFY THAT:
     FIRST: The undersigned, Sharon A. Kroupa, whose address is c/o Venable LLP, Suite 900, 750 East Pratt Street, Baltimore, Maryland 21202, being at least eighteen (18) years of age, being the sole incorporator of Cole Credit Office/Industrial Trust, Inc., and acting in that capacity prior to the organization meeting of the Board of Directors of the corporation, hereby adopts Amended Articles of Incorporation of Cole Credit Office/Industrial Trust, Inc., a corporation formed under the general laws of the State of Maryland as follows:
     SECOND: The name of the corporation (which is hereinafter called the “Corporation”) is:
Cole Credit Office/Industrial Trust, Inc.
     THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.
     FOURTH: The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.
     FIFTH: The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.
     SIXTH: The total number of shares of stock which the Corporation shall have the authority to issue is 500,000,000 shares, consisting of 490,000,000 shares of common stock (the “Common Stock”), $.01 par value per share, and 10,000,000 shares of preferred stock (the “Preferred Stock”), $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $5,000,000. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
     SEVENTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director is:
Christopher Cole

     EIGHTH: (a) The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.
          (b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.
          (c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.
     NINTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.
     TENTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
     ELEVENTH: The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

-signature appears on following page-
     IN WITNESS WHEREOF, I have signed these Amended Articles of Incorporation and acknowledge the same to be my act on this 29th day of April, 2010.

/s/ Sharon A. Kroupa
Sharon A. Kroupa

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